Exhibit 12

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in thousands)

	Years Ended December 31,
	2006	2005	2004		2003		2002

(Loss)/income before discontinued operations, net of minority interests	$(27,407)	$729	$6,976		$7,086		$(28,922)
Add:
Portion of rents representative of the interest factor	679	667	651		651		691
Minority interests	(2,619)	(810)	(1,048)		(2,047)		(2,288)
Interest on indebtedness from continuing operations	182,285	162,773	122,024		114,300		124,901

Earnings	$152,938	$163,359	$128,603		$119,990		$94,382

Fixed charges and preferred stock dividend:
Interest on indebtedness from continuing operations	$182,285	$162,773	$122,024		$114,300		$124,901
Capitalized interest	5,173	2,769	986		1,808		931
Portion of rents representative of the interest factor	679	667	651		651		691

Fixed charges	188,137	166,209	123,661		116,759		126,523

Add:
Preferred stock dividend	15,370	15,370	19,531		26,326		27,424
Accretion of preferred stock	—	—	5,729		19,271		—

Preferred stock dividend and accretion of preferred stock	15,370	15,370	25,260		45,597		27,424

Combined fixed charges and preferred stock dividend	$203,507	$181,579	$148,921		$162,356		$153,947

Ratio of earnings to fixed charges	—	—	1.04	x	1.03	x	—
Ratio of earnings to combined fixed charges and preferred stock dividend	—	—	—		—		—

For the year ended December 31, 2006, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $35.2 million.

For the year ended December 31, 2006, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $50.6 million.

For the year ended December 31, 2005, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $2.9 million.

For the year ended December 31, 2005, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $18.2 million.

For the year ended December 31, 2004, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $20.3 million.

For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $42.4 million.

For the year ended December 31, 2002, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $32.1 million.

For the year ended December 31, 2002, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $59.6 million.